Exhibit 99

MAYVILLE ENGINEERING COMPANY ANNOUNCES

FOURTH QUARTER AND FULL-YEAR 2022 RESULTS

MAYVILLE, Wis., February 28, 2023 -- Mayville Engineering Company (NYSE: MEC) (the “Company” or “MEC”), a leading value-added provider of design, prototyping and manufacturing solutions serving diverse end-markets, today announced results for the three and twelve-months ended December 31, 2022.

FOURTH QUARTER 2022 RESULTS

(All comparisons versus the prior-year period)

●	Net sales of $128.5 million, or +13.8% y/y
●	Net income of $2.4 million, +$15.9 million y/y
●	Diluted earnings per share of $0.12, an increase of $0.77 y/y, including the impact of $2.0 million or $0.10 per share of costs related to the ramp up of Hazel Park
●	Adjusted EBITDA of $11.6 million, or +26.2% y/y

FULL-YEAR 2022 RESULTS

(All comparisons versus the prior-year period)

●	Net sales of $539.4 million, or +18.6% y/y
●	Net income of $18.7 million, +$26.2 million y/y
●	Diluted earnings per share of $0.91 an increase of $1.27 y/y, including the impact of $3.3 million or $0.16 per share of costs related to the ramp up of Hazel Park
●	Adjusted EBITDA of $60.8 million, or +31.5% y/y

FULL-YEAR 2023 FINANCIAL GUIDANCE

●	Net sales guidance of between $540 million and $580 million
●	Adjusted EBITDA guidance of between $62 million and $71 million
●	CAPEX guidance of between $20 million and $25 million

MANAGEMENT COMMENTARY

“Our strong fourth quarter results demonstrate continued, favorable demand conditions across our diverse end-market portfolio, together with focused execution on our multi-year business transformation initiatives,” stated Jag Reddy, President and Chief Executive Officer.  “With the recent implementation of our MBX Initiative, we’ve identified multiple opportunities for margin expansion and profitable growth, with an emphasis on operational and productivity improvements, together with targeted commercial expansion in both existing and adjacent markets.”

“As a vertically integrated, tier-one supplier of scale, MEC is uniquely equipped to deliver a one-stop solution that combines design, prototyping, and fabrication expertise across the entire product lifecycle,” continued Reddy.

“We continued to capitalize on our market-leading position during the fourth quarter, delivering significant year-over-year growth in net sales, Adjusted EBITDA and net income.  Overall, we continued to see demand strength across our commercial vehicle, construction & access, agriculture and military end-markets, which partially offset softness in powersports and other categories.”

“Adjusted EBITDA increased 26.2% on a year-over-year basis in the fourth quarter, while Adjusted EBITDA margin, excluding the impact of the ramp-up of our Hazel Park facility, increased 240 basis points to 10.5%,” continued Reddy.  “We expect the planned expenses related to the ramp-up of Hazel Park will adversely impact our margins by approximately 100 basis-points in 2023.  However, we believe the impact of the Hazel Park ramp up will be partially offset by ongoing MBX-related asset optimization and plant utilization initiatives.”

“Over the near-to-medium term, we intend to prioritize allocation of capital towards bolt-on acquisitions of complementary assets; investments in productivity and automation; debt reduction; and opportunistic share repurchases under our existing authorization,” continued Reddy. “On the acquisition front, we remain focused on expanding our fabrication capabilities to include lightweight materials, such as aluminum, plastics and composites, particularly as we seek to build our presence within newer verticals, such as energy transition and emerging technologies. As before, we remain highly focused on maintaining adequate liquidity to support the growth of our business, while maintaining net leverage at or below 2.5x.”

“While customer quoting activity and order rates remain strong, we are mindful of the potential for a softening in the broader macroeconomic outlook during 2023,” continued Reddy.  “Through our MBX Initiative, we remain focused on achieving above-market performance through the economic cycle, while continuing to drive ratable margin expansion and profitable growth.  Although we currently see no slowing in our largest end-markets, our full-year 2023 financial guidance assumptions reflect the potential challenges that may manifest as we move through the year.”

“Entering 2023, our team is energized by the opportunities for growth that lay ahead, particularly as we begin to reap the self-help benefits afforded by MBX,” concluded Reddy.  “Later this year, we intend to introduce a multi-year strategic roadmap, one that will include mid-cycle operating and financial targets that capture the full potential of MEC.  We look forward to sharing more information with you at that time.”

PERFORMANCE SUMMARY

Net sales increased by 13.8% on a year-over-year basis in the fourth quarter 2022, driven by a combination of increased commercial sales volumes and continued price discipline, partially offset by supply chain challenges affecting some of our customers.

Manufacturing gross margin was $13.0 million in the fourth quarter 2022, or 10.1% of net sales, versus $9.4 million, or 8.3% of net sales, in the prior year period.  The 180 basis point year-over-year improvement in manufacturing gross margin was driven by volume growth due to ongoing inventory replenishment in customer channels, improved fixed-cost absorption; and commercial price actions.  These actions were partially offset by the planned impact from the ramp-up of our Hazel Park, Michigan facility during the fourth quarter of 2022, and lower scrap income.

Profit sharing, bonus and deferred compensation expense increased $0.6 million to $4.1 million in the fourth quarter of 2022.  Other selling, general and administrative expenses were $6.0 million in the fourth quarter of 2022 as compared to $5.0 million for the same prior year period.  The increase in these expenses during the fourth quarter primarily reflect an increase in consulting, legal and professional fees and higher salaries, wages and benefits due to inflation.

Interest expense was $1.2 million in the fourth quarter 2022, compared to $0.4 million in the prior year period, primarily due to higher interest rates.

MEC reported Adjusted EBITDA of $11.6 million in the fourth quarter 2022, or 9.0% of net sales, versus $9.2 million, or 8.1% of net sales, in the prior-year period.  Fourth quarter 2022 Adjusted EBITDA reflects $2.0 million of losses associated with the ramp-up of production at our Hazel Park facility. Excluding the impact of the ramp-up of the Hazel Park facility, Adjusted EBITDA margin would have been approximately 10.5%.

Net income for the fourth quarter of 2022 was $2.4 million, or $0.12 per diluted share, versus a loss of ($13.6) million, or ($0.65) per diluted share, in the prior-year year period.  Fourth quarter 2022 net income includes the impact of $2.0 million, or $0.10 per share of costs related to the ramp up of Hazel Park.

END-MARKET UPDATE

	Twelve Months Ended
	December 31,
	2022	2021
Commercial Vehicle	$212,992	$156,488
Construction & Access	111,525	92,298
Powersports	87,531	90,247
Agriculture	57,412	49,827
Military	24,831	24,147
Other	45,101	41,819
Net Sales	$539,392	$454,826

Commercial Vehicles

MEC is a Tier 1 supplier to many of the country’s top original equipment manufacturers (OEM) of commercial vehicles providing exhaust & aftertreatment, engine components, cooling, fuel and structural systems for both heavy- and medium-duty commercial vehicles.

Net sales to the commercial vehicle market were $213.0 million in 2022, an increase of 36.1% versus the prior-year period. The increase in sales was primarily the result of volume increases and strengthened end market demand due to historically low customer inventories, partially offset by temporary disruptions in customer supply chains.  Net sales into the commercial vehicle market represented 39.5% of total net sales in 2022, versus 34.4% in the prior-year period.

Construction & Access

MEC manufactures thousands of parts for the construction & access market including fenders, hoods, supports, frames, platforms, frame structures, doors and tubular products such as exhaust & aftertreatment, engine components, cooling system components, handrails and full electro-mechanical assemblies.

Net sales to the construction & access market were $111.5 million in 2022, an increase of 20.8% versus the prior-year period. The increase in sales was primarily driven by fleet restock demand amid lower dealer inventories.  Net sales into the construction & access market represented 20.7% of total net sales in 2022, versus 20.3% in the prior-year period.

Powersports

MEC manufactures stampings and complex metal assemblies and coatings for the marine propulsion, all-terrain vehicles (ATV), multi-utility vehicles (MUV) and motorcycle markets.  MEC’s powersports expertise includes axle housings, steering columns, swing arms, fenders, suspension components, ATV/MUV racks, cowl assemblies and vehicle frames.

Net sales to the powersports market were $87.5 million in 2022, a decline of 3.0% versus the prior-year period. The decrease in sales was the result of supply chain challenges affecting some of our customers, partially offset by new project wins from both new and existing customers.  Net sales into the powersports market represented 16.2% of total net sales in the fourth quarter 2022, versus 19.8% in the prior-year period.

Agriculture

MEC is an integral partner in the supply chain of the world’s leading agriculture OEMs manufacturing thousands of parts including fenders, hoods, supports, frames, platforms, frame structures, doors and tubular products such as exhaust, engine components, cooling system components, handrails and full electro-mechanical assemblies.

Net sales to the agriculture market were $57.4 million during 2022, an increase of 15.2% versus the prior-year period. The increase in sales was driven mostly in large agriculture by elevated crop prices, which contributed to strong demand for new equipment, particularly given the limited inventory of used equipment available to the market.  Net sales into the agriculture market represented 10.6% of total net sales in 2022, versus 11.0% in the prior-year period.

Military

MEC holds the International Traffic in Arms Regulations (ITAR) certification and produces components for the United States military. Products include exhaust, engine components, cooling, fuel, suspension, structural systems and chemical agent resistant coating (CARC) painting capabilities.

Net sales to the military market were $24.8 million in 2022, an increase of 2.8% versus the prior-year period. Contributions from new programs, together with recent new vehicle introductions, contributed to the year-over-year sales growth.  Net sales into the military market represented 4.6% of total net sales in 2022, versus 5.3% in the prior-year period.

Other

MEC also produces a wide variety of components and assemblies for customers in the power generation, industrial equipment, mining, forestry, communications, and medical markets.

Net sales to other end markets for 2022 were $45.1 million, an increase of 7.8% year-over-year. Sales in this market primarily relate to MEC Outdoors, tooling, automotive and additional miscellaneous markets.  Net sales into other markets represented 8.4% of total net sales in 2022, versus 9.2% in the prior-year period.

STRATEGIC UPDATE

During the fourth quarter, MEC continued the implementation of its MEC Business Excellence (MBX) initiative, a value-creation framework designed to improve performance across all aspects of the organization.  Upon full implementation, MEC expects MBX to drive improved margin capture, free cash generation and profitability over a multi-year period. The key elements of MBX include the following:

●	Development of a High-Performance Culture. The foundation to strategic execution is an organization with a performance-oriented culture. Through MBX, we are effectuating this cultural change through promoting breakthrough thinking, implementing key performance metrics reviews and other daily lean management routines.
●	Sustainable Operational Excellence. In practice, operational excellence amounts to increased standardization, lean manufacturing, and automation of our various production processes, all of which will help us to improve productivity and reduce costs across the value chain. Improved productivity and utilization will not only be a catalyst for improved margins and cash flow, but it will also allow for more agility in response to evolving customer needs through the economic cycle.
●	Driving Commercial Excellence. With disciplined segmentation and positioning of our products and services to move up the value chain, we intend to capture additional growth opportunities from customers who value our full suite of design, prototyping and aftermarket services.

●	Disciplined Capital Deployment. We will seek to expand within high-growth, adjacent markets, while continuing to build our share-of-wallet with existing customers. As part of this initiative, we intend to prioritize capital investment toward lightweight materials fabrication, ensuring we are well positioned to support customer growth into EVs, energy infrastructure and renewables with impending energy transition.
●	Human Resource Optimization. Given our significant manufacturing footprint, we are heavily reliant on a stable pipeline of skilled and experienced talent pool. To that end, we will continue to prioritize the recruitment and retention of skilled trades, even as we seek to increase automation across our business. We will seek to utilize competitive, performance-based incentives to attract and retain high-potential candidates for development and advancement. Through these efforts, we will aim to create multi-tiered succession planning and a stable recruiting pipeline to ensure long-term business growth.

BALANCE SHEET UPDATE

At December 31, 2022, MEC had net debt outstanding of $74.9 million and total cash and availability on its senior secured revolving credit facility of $197.71 million. At the end of the fourth quarter, the ratio of net debt to trailing twelve-month Adjusted EBITDA was 1.3x, consistent with its long-term net leverage target of at or below 2.5x.

FINANCIAL GUIDANCE

The Company issued financial guidance for the full year 2023.  All guidance is current as of the time provided and is subject to change.

	FY 2022	FY 2023
(in Millions)	Actual	Forecast
Net Sales	$539.4	$540 - $580
Adjusted EBITDA	$60.8	$62 - $71
Capital Expenditures	$58.6	$20 - $25

The Company’s 2023 guidance reflects an estimated 4% to 5% decrease in net sales related to lower raw material pass-through costs as compared to the 5.5% increase in 2022. The Company’s guidance also reflects an estimated $4 million to $6 million negative impact of under-absorbed overhead costs associated with the ramp up of production at its Hazel Park, Michigan facility.

FOURTH QUARTER AND FULL-YEAR 2022 RESULTS CONFERENCE CALL

The Company will host a conference call on Wednesday, March 1, 2023 at 10:00 a.m. Eastern Time (9:00 a.m. Central Time).

For a live webcast of the conference call and to access the accompanying investor presentation, please visit www.mecinc.com and click on the link to the live webcast on the Investors page.

For telephone access to the conference, call (844) 200-6205 within the United States, call (833) 950-0062 within Canada, or +1 (929) 526-1599 from outside the United States and Canada and please use the Access Code: 308930.

FORWARD-LOOKING STATEMENTS

This press-release includes forward-looking statements that reflect plans, estimates and beliefs. Such statements

1 This amount is reduced to approximately $125.5 million after taking into account the $72.2 million of outstanding borrowings under the credit facility as of December 31, 2022.

involve risk and uncertainties. Actual results may differ materially from those contemplated by these forward-looking statements as a result of various factors. Important factors that could cause actual results or events to differ materially from those expressed in forward-looking statements include, but are not limited to: macroeconomic conditions, including inflation, rising interest rates and recessionary concerns, as well as ongoing supply chain challenges, labor availability and cost pressures, and the COVID-19 pandemic, have had, and may continue to have, a negative impact on our business, financial condition, cash flows and results of operations (including future uncertain impacts); risks relating to developments in the industries in which our customers operate; risks related to scheduling production accurately and maximizing efficiency; our ability to realize net sales represented by our awarded business; the COVID-19 pandemic continues to negatively affect our business, financial condition, cash flows, results of operations, supply chain (including the supply chain issues encountered by our original equipment manufacturer customers) and raw material availability, as well as customer demand (including future uncertain effects); failure to compete successfully in our markets; our ability to maintain our manufacturing, engineering and technological expertise; the loss of any of our large customers or the loss of their respective market shares; risks related to entering new markets; our ability to recruit and retain our key executive officers, managers and trade-skilled personnel; volatility in the prices or availability of raw materials critical to our business; manufacturing risks, including delays and technical problems, issues with third-party suppliers, environmental risks and applicable statutory and regulatory requirements; our ability to successfully identify or integrate acquisitions; our ability to develop new and innovative processes and gain customer acceptance of such processes; risks related to our information technology systems and infrastructure; geopolitical and economic developments, including foreign trade relations and associated tariffs; results of legal disputes, including product liability, intellectual property infringement and other claims; risks associated with our capital-intensive industry; risks related to our treatment as an S Corporation prior to the consummation of our initial public offering; risks related to our employee stock ownership plan’s treatment as a tax-qualified retirement plan; and other factors described in “Risk Factors” in Part I, Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2021, as such may be amended or supplemented in our subsequently filed Quarterly Reports on Form 10-Q. This discussion should be read in conjunction with our audited consolidated financial statements included in the Company’s previously filed Annual Report on Form 10-K for the year ended December 31, 2021, and our to be filed Annual Report on Form 10-K for the year ended December 21, 2022. We undertake no obligation to update or revise any forward-looking statements after the date on which any such statement is made, whether as a result of new information, future events or otherwise, except as required by federal securities laws.

ABOUT MAYVILLE ENGINEERING COMPANY

Founded in 1945, Mayville Engineering Company (MEC) is a leading U.S.-based value-added provider of design, prototyping and manufacturing solutions serving diverse end-markets. Our customers operate in diverse end markets, including heavy- and medium-duty commercial vehicles, construction & access equipment, powersports, agriculture, military and other end markets. Along with process engineering and development services, MEC maintains an extensive manufacturing infrastructure with 20 facilities across seven states. These facilities make it possible to offer conventional and CNC (computer numerical control) stamping, shearing, fiber laser cutting, forming, drilling, tapping, grinding, tube bending, machining, welding, assembly and logistic services. MEC also possesses a broad range of finishing capabilities including shot blasting, e-coating, powder coating, wet spray and military grade chemical agent resistant coating (CARC) painting.

NON-GAAP FINANCIAL MEASURES

This press release contains financial information calculated in a manner other than in accordance with U.S. generally accepted accounting principles (“GAAP”).

The non-GAAP measures used in this press release are EBITDA, EBITDA Margin, Adjusted EBITDA and Adjusted EBITDA Margin.

EBITDA represents net income (loss) before interest expense, provision (benefit) for income taxes, depreciation, and amortization. EBITDA Margin represents EBITDA as a percentage of net sales for each period. Adjusted

EBITDA represents EBITDA before CEO transition costs, stock-based compensation, Hazel Park transition costs due to the former fitness customer and impairment charges on long-lived assets and (gain) loss on contracts specifically purchased to meet obligations under the agreement with our former fitness customer. Adjusted EBITDA Margin represents Adjusted EBITDA as a percentage of net sales for each period. We present Adjusted EBITDA and Adjusted EBITDA Margin as management uses these measures as key performance indicators, and we believe they are measures frequently used by securities analysts, investors and other parties to evaluate companies in our industry. These metrics are supplemental measures of our operating performance that are neither required by, nor presented in accordance with, GAAP. These measures should not be considered as an alternative to net income (loss), or any other performance measure derived in accordance with GAAP as an indicator of our operating performance. These measures have limitations as analytical tools and should not be considered in isolation or as substitutes for analysis of our results as reported under GAAP.

Our calculation of EBITDA, EBITDA Margin, Adjusted EBITDA and Adjusted EBITDA Margin may not be comparable to the similarly named measures reported by other companies. Potential differences between our measures of EBITDA and Adjusted EBITDA compared to other similar companies’ measures of EBITDA and Adjusted EBITDA may include differences in capital structure and tax positions.

Please reference our reconciliation of net income (loss), the most directly comparable measure calculated in accordance with GAAP, to EBITDA, Adjusted EBITDA and the calculation of EBITDA Margin and Adjusted EBITDA Margin included in this press release.

Mayville Engineering Company, Inc.

Consolidated Balance Sheet

(in thousands, except share amounts)

	December 31,	December 31,
	2022	2021
ASSETS
Cash and cash equivalents	$127	$118
Receivables, net of allowances for doubtful accounts of $545 at December 31, 2022 and $631 at December 31, 2021	58,001	55,417
Inventories, net	71,708	70,157
Tooling in progress	7,938	3,950
Prepaid expenses and other current assets	3,529	2,924
Total current assets	141,303	132,566
Property, plant and equipment, net	145,771	120,746
Assets held for sale	83	—
Goodwill	71,535	71,535
Intangible assets, net	43,809	50,761
Operating lease assets	36,073	—
Other long-term assets	2,007	3,865
Total assets	$440,581	$379,473
LIABILITIES AND SHAREHOLDERS’ EQUITY
Accounts payable	$53,735	$50,119
Current portion of operating lease obligation	4,857	—
Accrued liabilities:
Salaries, wages, and payroll taxes	7,288	8,684
Profit sharing and bonus	6,860	5,289
Current portion of deferred compensation	18,062	—
Other current liabilities	11,646	13,280
Total current liabilities	102,448	77,372
Bank revolving credit notes	72,236	67,610
Operating lease obligation, less current maturities	31,891	—
Deferred compensation, less current portion	3,132	25,117
Deferred income tax liability	11,818	8,641
Other long-term liabilities	1,189	2,462
Total liabilities	$222,714	$181,202
Commitments and contingencies
Common shares, no par value, 75,000,000 authorized, 21,645,193 shares issued at December 31, 2022 and 21,386,382 at December 31, 2021	—	—
Additional paid-in-capital	200,945	197,186
Retained earnings	26,274	7,547
Treasury shares at cost, 1,472,447 shares at December 31, 2022 and 1,050,448 at December 31, 2021	(9,352)	(6,462)
Total shareholders’ equity	217,867	198,271
Total	$440,581	$379,473

Mayville Engineering Company, Inc.

Consolidated Statement of Net Income (Loss)

(in thousands, except share amounts and per share data)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2022	2021	2022	2021
Net sales	$128,527	$112,975	$539,392	$454,826
Cost of sales	115,542	103,567	478,323	403,451
Amortization of intangible assets	1,738	2,676	6,952	10,706
Profit sharing, bonuses, and deferred compensation	4,076	3,488	7,997	11,500
Employee stock ownership plan expense (income)	(1,668)	(825)	—	—
Other selling, general and administrative expenses	6,038	5,043	24,692	20,409
Impairment of long-lived assets and (gain) loss on contracts	—	16,151	(4,346)	16,151
Income (loss) from operations	2,801	(17,125)	25,774	(7,391)
Interest expense	(1,217)	(440)	(3,380)	(2,003)
Income before taxes	1,584	(17,565)	22,394	(9,394)
Income tax expense (benefit)	(797)	(4,002)	3,667	(1,943)
Net income (loss) and comprehensive income (loss)	$2,381	$(13,563)	$18,727	$(7,451)

Earnings (loss) per share:
Basic	$0.12	$(0.66)	$0.92	$(0.37)
Diluted	$0.12	$(0.65)	$0.91	$(0.36)

Weighted average shares outstanding:
Basic	20,229,811	20,460,361	20,399,737	20,404,543
Diluted	20,552,054	20,885,930	20,682,628	20,830,977

Mayville Engineering Company, Inc.

Consolidated Statement of Cash Flows

(in thousands)

	Twelve Months Ended
	December 31,
	2022	2021
CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)	$18,727	$(7,451)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation	22,359	21,077
Amortization	6,952	10,706
Allowance for doubtful accounts	(86)	(667)
Inventory excess and obsolescence reserve	80	(935)
Stock-based compensation expense	3,759	4,962
(Gain) loss on disposal of property, plant and equipment	(161)	(1,311)
Impairment of inventory and loss on contracts	—	700
Impairment of long-lived assets and (gain) loss on contracts	(4,346)	16,151
Deferred compensation	(3,923)	(514)
Non-cash lease expense	4,251	—
Other non-cash adjustments	329	325
Changes in operating assets and liabilities – net of effects of acquisition:
Accounts receivable	(2,498)	(12,670)
Inventories	(1,631)	(27,896)
Tooling in progress	(3,988)	(824)
Prepaids and other current assets	(616)	(1,013)
Accounts payable	9,361	11,836
Deferred income taxes	4,710	(3,323)
Operating lease obligations	(3,856)	—
Accrued liabilities	3,003	5,304
Net cash provided by operating activities	52,426	14,457
CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of property, plant and equipment	(58,610)	(39,309)
Proceeds from sale of property, plant and equipment	7,942	5,348
Net cash used in investing activities	(50,668)	(33,961)
CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from bank revolving credit notes	437,939	385,226
Payments on bank revolving credit notes	(433,312)	(362,873)
Repayments of other long-term debt	(1,107)	(268)
Deferred financing costs	—	—
Purchase of treasury stock	(4,947)	(2,153)
Payments on finance leases	(322)	(544)
Proceeds from the exercise of stock options	—	139
Other financing activities	—	(26)
Net cash provided by (used in) financing activities	(1,749)	19,501
Net increase (decrease) in cash and cash equivalents	9	(3)
Cash and cash equivalents at beginning of period	118	121
Cash and cash equivalents at end of period	$127	$118

Mayville Engineering Company, Inc.

Reconciliation of Net Income (Loss) to EBITDA and Adjusted EBITDA

(in thousands)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2022	2021	2022	2021
Net income (loss) and comprehensive income (loss)	$2,381	$(13,563)	$18,727	$(7,451)
Interest expense	1,217	440	3,380	2,003
Provision (benefit) for income taxes	(797)	(4,002)	3,667	(1,943)
Depreciation and amortization	7,755	8,233	29,311	31,783
EBITDA	10,556	(8,892)	55,085	24,392
CEO transition costs	—	—	1,512	—
Stock-based compensation expense	905	1,192	3,759	4,962
Hazel Park transition costs due to former fitness customer	91	—	4,768	—
Impairment of inventory and loss on contracts	—	700	—	700
Impairment of long-lived assets and (gain) loss on contracts	—	16,151	(4,346)	16,151
Adjusted EBITDA	$11,552	$9,151	$60,778	$46,205
Net sales	$128,527	$112,975	$539,392	$454,826
EBITDA Margin	8.2%	(7.9)%	10.2%	5.4%
Adjusted EBITDA Margin	9.0%	8.1%	11.3%	10.2%